Exhibit 99.01

DexCom Appoints Eric Topol, M.D. as Board Member

San Diego, CA—July 9, 2009—DexCom, Inc. (NASDAQ:DXCM) today announced the appointment of Eric Topol, M.D. as a member of DexCom’s Board of Directors.

Dr. Topol is the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. In 2009, he was named the Gary and Mary West Endowed Chair of Innovative Medicine. He is Professor of Translational Genomics at The Scripps Research Institute, the Chief Academic Officer of Scripps Health, and a Senior Consultant cardiologist practitioner at Scripps Clinic.

“Eric is one of the most respected and successful leaders in the medical field. We recruited Eric to the board of directors for his breadth of experience and history of driving innovation in the complex and dynamic healthcare environment” said Terry Gregg, President and Chief Executive Officer of DexCom.

Prior to Scripps, Dr. Topol served on the faculty of Case Western as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for fifteen years and raised its status to rank number one by the US News and World Report for 11 consecutive years. He also founded the Cleveland Clinic Lerner College of Medicine.

Dr. Topol has also been a medical innovator in wireless medicine. He served on the Scientific Advisory Board of Cardionet, and currently is on the Board of Directors of Triage Wireless. He is the Chief Medical Officer and Founding Board Member of the newly established Gary and Mary West Wireless Health Institute.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2009, as filed with the Securities and Exchange Commission on May 6, 2009.

For More Information:

Steve Pacelli

Chief Administrative Officer

(858) 200-0200